UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 4, 2022

Cruzani, Inc.
(Exact name of registrant
as
specified in its charter)

Wyoming	001-39933	26-414571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Wall Street, Suite 744 New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(212) 398-0002

Bowmo
, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock	CZNI	OTC Markets - Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The registrant previously filed a Form 8-K on May 10, 2022 with the terms of this acquisition, but inadvertently erroneously reported under Item 1.01.

On May 4, 2022, Cruzani, Inc., Bowmo Merger Sub, Inc., Bowmo, Inc., and the shareholders of Bowmo, Inc. entered into a reverse triangular merger, pursuant to which Bowmo, Inc. was the surviving corporation.  As a result of the merger, registrant acquired from Bowmo the following assets:

Bowmo’s human resources software consists of an Artificial Intelligence (“AI”) driven platform to automate the end-to-end hiring processes with its AI-based matching engine while providing just-in-time content, resources, and tools, such as video interviewing and cultural and technical assessments so that hiring organizations can vet their candidates.

As consideration for the assets Cruzani issued to Bowmo’s two majority shareholders, Michael Lakshin and Edward Aizman, a total of 1,000,000 shares of its Series G Preferred Stock holding the voting rights to 78% of the total voting equity securities. Mr. Lakshin was issued 448,000 shares and Mr. Aizman was issued 552,000 shares.

Item 5.01

Change of Control of the Registrant.

As a result of the merger, on May 4, 2022, control of registrant changed from its prior majority shareholder, Conrad R. Huss, to Michael Lakshin and Edward Aizman who now control the voting rights to 78% of the total voting equity securities.

In addition, on May 9, 2022, at a meeting of registrant’s Board of Directors, Mr. Huss appointed Mr. Lakshin and Mr. Aizman as additional directors.  Mr. Lakshin and Mr. Aizman now hold two of the three positions on Bowmo’s Board of Directors. Prior to the merger, Conrad R. Huss was the sole director and officer of registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUZANI, INC.

Date: July 1, 2022	By:	/s/ Michael E. Lakshin
Michael E. Lakshin
President